CONSULTING AGREEMENT

This Agreement is made this 6th day of July, 2004 by and between Howard Scala with a mailing address at 2716 St. Andrews Blvd., Tarpon Springs, Florida 34688 (“Consultant”) and China Northeast Petroleum Holdings, Inc. (f/k/a Draco Holding Corporation) a Nevada corporation with offices at Room 3505-06, 35/F, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong (the “Company”).

WITNESSETH:

In consideration of the mutual promises and other consideration described herein, the parties hereto agree that the Consultant will provide to the Company, consulting services in connection with the Company’s business. The Consultant is willing to undertake to provide such services as hereinafter fully set fourth:

1.

Engagement

The Company hereby engages the Consultant to render services as a Consultant upon the terms and for the period provided herein.

2.

Services to be provided by Consultant

Consultant shall advise the Company from time to time with respect to the operation of the Company’s business. Consultant’s services shall be rendered at such times as the Company and Consultant shall mutually agree. The Company acknowledges that Consultant has other business and employment arrangements and Consultant shall be required to devote only such time to consulting services for the Company as shall be reasonably required to perform such services.

3.

Compensation for Services

In consideration for the consulting services herein, upon execution of the Agreement, the Company shall issue to Consultant 45,000 shares of common stock valued at $0.001 par value per share. The Company agrees that these 45,000 shares shall be S-8 shares.

4.

Expenses

Subject to the Company’s prior written approval in each instance, the Company shall reimburse the Consultant for its normal and reasonable expenses incurred in the performance of the Consultant’s duties hereunder. In addition, the Company shall pay all fees required to third parties or other entities required in the performance of Consultant’s services hereunder.

5.

Independent Contractor

Consultant shall be rendering services under this Agreement as an Independent Contractor. Nothing stated or implied shall give Consultant authority to represent itself or themselves to be an employee or employees of the Company. Consultant, however, shall have the authority to enter into contracts on behalf of the Company, with broker-dealers and investor or public relations firms.

6.

Term

This Agreement shall commence on the date hereof and continue for a period of one (1) year.

7.

Miscellaneous

Entire Agreement.      This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter herein, and supersedes and replaces any prior agreements and understandings, whether oral or written, between the parties with respect to such matter.

No Implied Waivers.    The failures of either party at any time to require performance by the other party at any time to require performance by the other party of any provision herein shall not affect in any way the right to require such performance at any time thereafter, nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of any subsequent breach of the same provision or any other provision.

Personal Services.     It is understood that the services to be performed by the Consultant hereunder are personal in nature and the obligations to perform such services and the condition and covenants of this Agreement cannot be assigned by the Consultant. Subject to the foregoing, and except as otherwise provided herein, this Agreement shall inure to the benefit of and bind the successors and assigns of the Company.

Severability.     If for any reason any provision of this Agreement shall be determined to be invalid or inoperative, the validity and effect of the other provisions hereof shall not be affected thereby, provided that no such severability shall be effective if it causes a material detriment to any party.

Notices.     All notices, requests, demands, instruction or other communications required or permitted to be given under this Agreement shall be in writing, and shall be deemed to have been duly given upon delivery, if delivered personally or if given by prepaid telegram, or mailed first-class postage prepaid, registered or certified mail, return receipt requested, shall be deemed to have been given seventy-two (72) hours after such delivery, if addressed to the other party at the address set forth in the first paragraph of this Agreement. Either party hereto may change the address to which such communications are to be directed by giving written notice to the other party hereto of such address change in the manner above provided.

8.

Governing law

This Agreement shall be governed by and construed in accordance with the law of the State of Nevada, without regard for the principles of conflict of law, and any actions or proceeding brought hereunder shall be in the United States District Court for the Southern District of Nevada or the Supreme Court of the State of Nevada, County of Nevada, and each party hereto consents to such jurisdiction.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

HOWARD SCALA

/s/ Howard Scala, Consultant

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED

(f/k/a Draco Holding Corporation)

By:   /s/ Loo Pak Hong (James), CEO & Director

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